EXHIBIT 99.1

For Immediate Release

March 15, 2004

For more information:	Rex S. Schuette Chief Financial Officer 706-781-2265 rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.
ANNOUNCES A THREE-FOR-TWO STOCK SPLIT

BLAIRSVILLE, GA, March 15, 2004 – United Community Banks, Inc. (Nasdaq: UCBI) today announced that its board of directors approved a three-for-two split of the company’s common stock. The stock split is in the form of a stock dividend and will be distributed on April 28, 2004 to shareholders of record as of April 14, 2004. This represents the second stock split for United Community Banks since listing on the Nasdaq National Market two years ago. In May of 2002, the company completed a two-for-one stock split, also in the form of a stock dividend.

“The price appreciation we’ve experienced since we began trading on Nasdaq in 2002, reflects our focus on growing our franchise and delivering consistent financial performance,” said Jimmy Tallent, President and Chief Executive Officer of United Community Banks. “This stock split reflects the confidence of our board of directors that we are well positioned for continued growth. It is intended to improve our market liquidity over the long-term and to facilitate investment and trading of United Community Banks’ stock.” The split will bring United’s total number of outstanding common shares to approximately 35.3 million.

About United Community Banks

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $4.1 billion and operates 20 community banks with 73 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, www.ucbi.com.

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